Exhibit 10.1

 PROMISSORY NOTE

$________	May __, 2010

FOR VALUE RECEIVED, Live Current Media Inc., a Nevada corporation ("Maker"), promises to pay to the order of ________ ("Holder") the principal amount of ____________ ($______) plus interest on the unpaid principal balance from time to time at the rate of 8% per annum or the maximum rate allowed by law, whichever is less and subject to adjustment as provided herein.  Interest shall accrue effective as of May __, 2010.  All accrued but unpaid principal and interest shall be due and payable on May __, 2013 (the “Maturity Date”).

1. Terms of Payment.

1.1. Interest and Principal Payments.  Principal and interest on the unpaid principal balance shall be paid quarterly in arrears commencing on June 1, 2010 in twelve (12) equal intallments of $__________  pursuant to the attached amortization schedule (Exhibit A).  All unpaid principal and any accrued but unpaid interest shall be payable in full on the Maturity Date.  This Note may be prepaid by the Maker in whole or in part, at any time and from time to time, without premium or penalty.

1.2. Manner of Payment.  All payments made hereunder shall be paid to Holder at the address indicated on the attached Schedule A, or at such place as may be designated in writing by Holder, in immediately available United States funds without any deduction whatsoever including, but not limited to, any deduction for any setoff or counterclaim, provided, however, that Maker shall deduct from any payment the amount of wire transfer fees charged to Maker if Holder requests that payment be made by wire transfer.

2. Presentment, Notice and Other Matters.  Maker and any endorser or other person liable hereunder expressly agree that (a) presentment, notice of dishonor, and protest, notice of protest and any and all demands or notices are hereby waived; (b) this Note shall be binding upon Maker and any endorser and their respective successors in interest; and (c) this Note and any payment hereunder may be extended from time to time without in any way affecting liability hereunder.

3. General.  This Note shall be governed and construed in accordance with the laws of the State of Nevada without regard to the choice of law provisions thereof.  All notices hereunder shall be in writing and delivered by personal service, facsimile (provided that the sender receives verification of the transmission) or certified mail, postage prepaid.  Any notice sent by certified mail will be deemed to have been given three (3) days after the date on which it is mailed.  All other notices will be deemed given when received.  No objection may be made as to the manner of delivery of any notice actually received in writing by an authorized agent of a party.  Notices will be addressed as follows or to such other address as the party to whom the same is directed will have specified: If to Maker, Live Current Media Inc., 375 Water Street, Suite 645, Vancouver, British Columbia, V6B 5C6. If to Holder, at the address set forth on Schedule A hereto.

Executed at Vancouver, British Columbia this May __, 2010.

LIVE CURRENT MEDIA INC.

a Nevada corporation

By: _________________________
Name: C. Geoffrey Hampson
Title: Chief Executive Officer

SCHEDULE A

HOLDER’S ADDRESS

_________________
_________________
_________________

Wire Transfer Instructions

If you wish to receive your payments by WIRE TRANSFER please provide the wire transfer instructions here.  By providing this information, you agree and acknowledge that all payments by wire transfer will be net of all applicable wire transfer fees, if any.

Bank: ____________________________

Bank Address &
Telephone No.: _______________________________________________________________

Account No: ___________________________

Account Name: _____________________________________

Routing or Equivalent Identifying Information: ______________________________

Other Information to Complete Transfer of Funds: ________________________________________

EXHIBIT A

AMORTIZATION SCHEDULE